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                                         Elsevier/NV/Statwijz/1999/Stw ENG 1999
                                                                       991.0039
                                                                         CMS/hv

DEED OF AMENDMENT OF THE ARTICLES OF ASSOCIATION
OF ELSEVIER N.V.


This fifteenth day of April nineteen hundred and ninety-nine, there appeared before me, Christiaan Maria Stokkermans, civil law notary in Amsterdam:

Mr. Paul Jacob Arjan Goedvolk, civil lawyer, living at Stuurmankade 192, 1019 WC Amsterdam, born in Rotterdam on the twenty-fifth day of October nineteen hundred and seventy-one, unmarried and not registered as non-marital partner under Dutch law, identified by his passport with number: N16281202.

The person appearing declared the following:

At the general meeting of shareholders of the Company (as defined hereinafter), held on the fourteenth day of April nineteen hundred and ninety-nine, it was resolved to amend and completely readopt the Articles of Association of Elsevier N.V., a public company under Dutch law ('naamloze vennootschap'), having its official seat in Amsterdam and its office address at Van de Sande Bakhuijzenstraat 4, 1061 AG Amsterdam (the "Company"), as well as to authorize each Executive Board member, with the right of substitution, to have this deed executed. The adoption of such resolutions is evidenced by a notarial statement attached to this deed (Annex). By virtue of the aforementioned substitution the appearer is authorized to execute this deed, which appears from a written power of attorney, annexed to this deed (Annex). Adequate proof of the existence of the proxy has been presented to me, civil law notary.

The Articles of Association of the Company were last amended by a deed, executed on the nineteenth day of June nineteen hundred and ninety-seven before a deputy of Albertus Gerardus van Solinge, former civil law notary in Amsterdam, with respect to which a ministerial Statement of No Objections was granted on the










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                                                                               2


thirteenth day of June nineteen hundred and ninety-seven, under number N.V. 208.889.

In implementing the aforementioned resolution, the Articles of Association of the Company are hereby amended and completely readopted as follows.

CHAPTER I.

Article 1. Definitions.

In these Articles of Association the following words shall have the following meanings:

a.     a "Share":

       a Share in the capital of the Company; unless the contrary is apparent, this shall include each ordinary Share and each class R Share;

b.     a "Shareholder":

       a holder of one or more Shares; unless the contrary is apparent, this shall include each holder of ordinary Shares and each holder of class R Shares;

c.     the "Shareholders' Body":

       the body of the Company consisting of Shareholders entitled to vote, together with pledgees and usufructuaries to whom the voting rights attributable to Shares accrue;

d.     a "General Meeting of Shareholders":

       a meeting of Shareholders and other persons entitled to attend meetings of Shareholders which is convened in accordance with the relevant provisions of these Articles of Association;

e.     a "Subsidiary":

       a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code;

f.     the "Combined Board":

       the body of the Company consisting of all Supervisory Board members in office and all Executive Board members in office;

g.     a "Group Company":

       a group company of the Company as referred to in Section 2:24b of the Dutch Civil Code;

h.     the "Supervisory Board":









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                                                                               3

       the supervisory board of the Company;

i.     the "Executive Board":

       the executive board of the Company;

j.     "in writing":

       by letter, by telecopier, by e-mail or by message which is transmitted via any other current means of communication and which can be received in the written form;

k.     the "Company Secretary":

       the person referred to as such in Article 23 of these Articles of Association (including his deputy, designated in accordance with the provisions of Article 23.4 of these Articles of Association).

CHAPTER II. NAME, OFFICIAL SEAT AND OBJECTS.

Article 2. Name and Official Seat.

2.1    The Company's name is:
       Elsevier N.V.

2.2    The official seat of the Company is in Amsterdam.

Article 3. Objects.

The objects of the Company are to participate in and to administer, manage and finance companies, as well as to render services to enterprises, in particular insofar as these enterprises are carried out by Reed Elsevier P.L.C. and Elsevier Reed Finance B.V. and by companies with which these companies form a group, as well as the performance of obligations deriving from the Governing Agreement entered into between Reed International P.L.C., having its registered office in London, and the Company, which first came into effect on the first day of January nineteen hundred and ninety-three and which was amended in april nineteen hundred and ninety-nine, with due observance of all changes which, since the last mentioned date, have been or will be made thereto, and from all agreements relating thereto and to which Reed International P.L.C. and the Company are parties, or shall, from time to time, be parties.


CHAPTER III. AUTHORIZED CAPITAL, SHARES, SHARE CERTIFICATES AND REGISTER OF SHAREHOLDERS.









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                                                                               4


Article 4. Authorized Capital and Shares.

4.1 The authorized capital of the Company is one hundred and forty-four million euro (EUR 144,000,000).

4.2 It is divided into two billion one hundred million (2,100,000,000) ordinary Shares with a nominal value of six eurocent (EUR 0.06) each and thirty million (30,000,000) class R Shares with a nominal value of sixty eurocent (EUR 0.60) each, provided that at each time one or more class R Shares are, in accordance with the provisions of Article 4.4 of these Articles of Association, converted into ordinary Shares, the number of ordinary Shares of the authorized capital shall be increased by ten times the number of converted class R Shares, decreasing at the same time the number of class R Shares of the authorized capital by such number of class R Shares as are converted. An alteration of the number of each class of Shares in which the authorized capital is divided shall be notified to the Commercial Register within eight days.

4.3 The ordinary Shares shall, at the option of the Shareholder, be registered or made out to bearer. All class R Shares are registered in the name of the holders. No share certificates shall be issued for registered Shares.

4.4 Each class R Share may at the option of the holder thereof be converted into ten ordinary Shares. The holder of a class R Share wishing to convert one or more of his class R Shares into ordinary Shares shall notify the Executive Board in writing of his wish to do so. Such written notice shall state the number of class R Shares involved, whether the ordinary Shares shall be registered or made out to bearer and the date per which the conversion is to become effective, being a date not earlier than seven business days after the date on which the written notice is received by the Executive Board. At the request of the Shareholder concerned, the Executive Board shall immediately acknowledge receipt of the written notice. The conversion of the class R Shares referred to in the written notice into ordinary Shares shall be effective by operation of law, as of the date









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                                                                               5


       specified in the written notice. As from the time of conversion, the ordinary Share into which the class R Shares are converted shall attribute the same rights as the other ordinary Shares.

Article 5. Share Certificates.

5.1 Share certificates shall be issued for bearer Shares. They shall be numbered in the manner to be determined by the Executive Board.

5.2 Apart from single share certificates, the Company may issue multiple share certificates. At the request of the person entitled thereto, multiple share certificates shall be issued for such number of ordinary Shares as the Executive Board shall decide.

5.3 The share certificates shall be signed by a member of the Supervisory Board and a member of the Executive Board and such signatures will be valid if reproduced on the certificates in print. One or both of these signatures may also be replaced by a distinctive company stamp, provided by the Company or under its supervision. If there is at least one original signature, no company stamp as described hereinabove is required. The Executive Board may decide that share certificates must be co-signed by one or more persons to be designated by the Executive Board.

5.4 Each share certificate shall be provided with a simplified dividend sheet, without dividend coupons and talon. Such share certificates shall be referred to hereinafter as CF-certificates.

5.5 A simplified dividend sheet (hereinafter referred to as a CF-dividend sheet) may only be issued by the Company to a custodian to be designated by the Shareholder. This custodian may only be designated from a group of custodians which are accepted as such by the Company and who provide for the custody of the CF-dividend sheets to be administered by an organisation independent of the Company but accepted by it. These custodians shall undertake not to hand-over the CF-dividend sheets in their custody to any persons other than custodians accepted by the Company or the Company itself.









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                                                                               6

5.6 The Company shall not charge any fee for the issuance of share certificates.

5.7 The Company has the right to set further rules with respect to the issuance of CF-certificates.

Article 6. Conversion of Shares; Exchange of Share Certificates.

6.1 At the Shareholder's request, bearer ordinary Shares may be converted into registered ordinary Shares and vice versa.

6.2 Conversion of bearer ordinary Shares into registered ordinary Shares shall be effected by the surrendering of share certificates and simultaneous entry in the Company's register of Shareholders. The dividend sheets belonging thereto must also be surrendered.

6.3 Conversion of registered ordinary Shares into bearer ordinary Shares shall be effected at the written request of the Shareholder. If a usufruct or a right of pledge is created in a Share, the cooperation of the usufructuary or pledgee shall be required. At the issuance of share certificates the entry in the register of Shareholders shall be deleted.

6.4 At the request of the Shareholder, single share certificates may be exchanged for multiple share certificates, and vice versa, each time up to the same nominal value, with due observance of the provisions of
       Article 5.2 of these Articles of Association.

6.5 The Company shall not charge any fee for conversion of Shares or exchange of share certificates.

6.6 The Executive Board may provide that a request as referred to above in this Article 6 must be made by filling in and signing a form to be made available for that purpose by the Company.

Article 7. Duplicates of Share Certificates and Dividend Sheets.

7.1 If one or more share certificates or dividend sheets are lost or have been damaged, stolen or destroyed, the Executive Board may, on conditions to be stipulated by it, issue duplicates of share certificates or dividend sheets to the owner.

7.2 The issue of such duplicates shall render the corresponding original documents null and void in respect of the Company.









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                                                                               7

Article 8. Register of Shareholders.

8.1 The Executive Board shall keep a register of Shareholders in which the names and addresses of all holders of registered Shares shall be recorded, indicating the class of Shares. The names and addresses of usufructuaries and pledgees of registered Shares shall also be entered in the register, specifying which of the rights attributable to the Shares accrue to them in accordance with Article 17.2 of these Articles of Association. The register shall be accurately kept and maintained on a regular basis.

8.2 Each holder of registered Shares, each usufructuary and each pledgee of registered Shares shall be obliged to notify his address to the Company in writing.

8.3 The Executive Board shall set rules with respect to the signing of registrations and entries in the register of Shareholders.

8.4 On application by a Shareholder, a usufructuary or a pledgee, the Executive Board shall furnish an extract from the register free of charge, in so far as it relates to his right to a registered Share. If a usufruct has been created in the Share or if the Share is pledged, the extract shall state who has the rights referred to in Article 17.2 of these Articles of Association.

8.5 The Executive Board shall make the register available in the Company's office for the inspection of the Shareholders and the usufructuaries and pledgees of Shares to whom the voting rights accrue. The preceding sentence shall not apply to that part of the register which is kept outside the Netherlands in compliance with applicable legislation or pursuant to the rules of a stock exchange.

CHAPTER IV. ISSUANCE OF SHARES.

Article 9. Resolution to Issue; Conditions of Issuance.

9.1 Shares may be issued pursuant to a resolution of the Shareholders' Body. This competence shall concern all non-issued Shares of the Company's authorized capital, except insofar the competence to issue Shares accrues to the Combined Board in accordance with Article 9.2 hereof.









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                                                                               8

9.2 Shares may be issued pursuant to a resolution of the Combined Board, if and insofar as that board is designated competent to do so by the Shareholders' Body. Such designation can be made each time for a maximum period of five years and can be extended each time for a maximum period of five years. A resolution to make such designation must stipulate the aggregate nominal value up to which Shares may be issued pursuant to a resolution of the Combined Board; this aggregate nominal value cannot exceed one-third of the sum of (i) the Company's issued capital at the time the resolution to make the designation is adopted and (ii) the aggregate nominal value of rights, outstanding at such time, granted by the Company to subscribe for Shares. A resolution of the Shareholders' Body to designate the Combined Board as a body of the Company competent to issue Shares cannot be withdrawn, unless provided otherwise in the resolution to make the designation.

9.3 A resolution of the Shareholders' Body to issue Shares or to designate another body of the Company competent to do so can only be adopted at the proposal of the Combined Board.

9.4 Within eight days after a resolution of the Shareholders' Body to issue Shares or to designate another body of the Company competent to issue Shares, the complete text of the resolution concerned shall be deposited at the office of the Commercial Register. Each change to or withdrawal of the designation shall be notified to the Commercial Register.

9.5 Within eight days after each issuance of Shares, notification thereof shall be submitted to the office of the Commercial Register specifying the number and class of the Shares issued.

9.6 The foregoing provisions of this Article 9 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply (with the exception of Article 9.4) to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.









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                                                                               9


9.7 The body of the Company resolving to issue Shares shall stipulate the issue price and the other conditions of issuance in the resolution to issue.

9.8 If the aggregate nominal value of the Shares to be issued has been announced and subscriptions are made for a lower aggregate nominal value, issuance for such lower aggregate nominal value shall only be effected if the conditions of issuance expressly allow so.

Article 10. Pre-emptive Rights.

10.1 Upon the issuance of Shares, each holder of ordinary Shares and each holder of class R Shares shall have pre-emptive rights in proportion to the aggregate nominal value of his Shares. Shares issued to holders of ordinary Shares shall be ordinary Shares; Shares issued to holders of class R Shares shall be class R Shares. Insofar as holders of class R Shares do not make use of their pre-emptive rights, no class R Shares shall be issued. A Shareholder shall not have a pre-emptive right in respect of Shares issued against a non-cash contribution. He shall also not have a pre-emptive right in respect of Shares issued to employees of the Company or of a Group Company.

10.2 The issuance of Shares with pre-emptive rights and the period during which such rights can be exercised shall be announced in the Dutch State Gazette and in a nationally distributed daily newspaper.

10.3 Pre-emptive rights can be exercised during a period of at least two weeks from the day of announcement in the Dutch State Gazette.

10.4 Prior to each single issuance, the pre-emptive rights may be restricted or excluded by a resolution of the Shareholders' Body. However, with respect to an issue of Shares pursuant to a resolution of the Combined Board, the pre-emptive rights can be restricted or excluded pursuant to a resolution of the Combined Board if and insofar as that board is designated competent to do so by the Shareholders' Body. The provisions of Articles 9.1, 9.2 and 9.3 of these Articles of Association shall









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                                                                              10


       apply by analogy. Such competence of the Combined Board shall end on the date on which its competence to issue Shares ends, whatever the circumstances.

10.5 A resolution of the Shareholders' Body to restrict or exclude the pre-emptive rights or to designate another body of the Company competent to do so can only be adopted at the proposal of the Combined Board.

10.6 If a proposal is made to the Shareholders' Body to restrict or exclude the pre-emptive rights, the reason for the proposal and the choice of the intended issue price must be set forth in the proposal in writing.

10.7 A resolution of the Shareholders' Body to restrict or to exclude the pre-emptive rights or to designate another body of the Company competent to do so shall require a majority of not less than two-thirds of the votes cast, if less than one-half of the Company's issued capital is represented at the meeting. Within eight days after adoption of the resolution, the complete text thereof must be deposited at the office of the Commercial Register.

10.8 When rights are granted to subscribe for Shares, the Shareholders shall have pre-emptive rights in respect thereof; the foregoing provisions of this Article 10 shall apply by analogy. Shareholders shall have no pre-emptive rights in respect of Shares issued to a person exercising a right to subscribe for Shares previously granted.

Article 11. Payment on Shares.

11.1 Upon issuance of a Share, the full nominal value thereof must be paid-up, as well as the difference between the two amounts if the Share is subscribed for at a higher price, without prejudice to the provisions of
       Section 2:80, subsection 2, of the Dutch Civil Code.

11.2 Payment for a Share must be made in cash insofar as no non-cash contribution has been agreed on.


11.3 The Executive Board shall be allowed to enter into legal acts relating to non-cash contributions and the other legal acts









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                                                                              11


       referred to in Section 2:94 of the Dutch Civil Code without the prior approval of the Shareholders' Body, but only pursuant to a resolution of the Combined Board.

11.4 Payments for Shares and non-cash contributions shall furthermore be subject to the provisions of Sections 2:80, 2:80a, 2:80b and 2:94b of the Dutch Civil Code.

CHAPTER V. OWN SHARES; REDUCTION OF THE ISSUED CAPITAL.

Article 12. Own Shares.

12.1   When issuing Shares, the Company may not subscribe for its own Shares.

12.2 The Company shall be entitled to acquire its own fully paid-up Shares or depositary receipts thereof, provided that either no valuable consideration is given or that:

       a. the Company's equity after the deduction of the acquisition price, is not less than the sum of the paid-up and called-up part of the issued capital and the reserves which must be maintained by virtue of the law, and

       b. the nominal value of the Shares which the Company acquires, holds, holds in pledge or which are held by a Subsidiary, does not exceed one-tenth of the Company's issued capital.

       For the purpose of applying the provision under a., the amount of equity shown in the last adopted balance sheet, reduced by the acquisition price of Shares or depositary receipts thereof and further reduced by distributions of profits or at the expense of reserves to others, which have become due from the Company and its Subsidiaries after the balance sheet date, shall be decisive. An acquisition in accordance with this
       Article 12.2 shall not be permitted, if more than six months have elapsed after the end of a financial year without the annual accounts having been adopted.

12.3 Acquisition for valuable consideration shall be permitted only if the Shareholders' Body has authorized the Executive Board to do so. Such authorization shall be valid for a period not exceeding eighteen months. The Shareholders' Body shall









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                                                                              12


       stipulate in the authorization the number of Shares or depositary receipts thereof which may be acquired, the manner in which they may be acquired and the limits within which the price must be set. Furthermore, the approval of the Combined Board shall be required for such acquisition.

12.4 The Company may, without authorization by the Shareholders' Body, acquire its own Shares or depositary receipts thereof for the purpose of transferring such Shares or depositary receipts to employees of the Company or of a Group Company under a scheme applicable to such employees, provided such Shares or depositary receipts thereof are quoted on the price list of a stock exchange.

12.5 Articles 12.2 and 12.3 hereof do not apply to Shares or depositary receipts thereof which the Company acquires by universal succession in title.

12.6 In the Shareholders' Body no voting rights may be exercised for any Share held by the Company or by a Subsidiary, nor for any Share for which the Company or a Subsidiary holds the depositary receipts. However, usufructuaries and pledgees of Shares owned by the Company or a Subsidiary are not excluded from exercising the voting rights, if the usufruct or pledge was created before the Share was owned by the Company or a Subsidiary. The Company or a Subsidiary may not exercise voting rights for Shares in respect of which it holds a usufruct or pledge.

12.7 The Executive Board shall be authorized to alienate Shares held by the Company or depositary receipts thereof, but only with the approval of the Combined Board.

12.8 Own Shares and depositary receipts thereof shall furthermore be subject to the provisions of Sections 2:89a, 2:95, 2:98, 2:98a, 2:98b, 2:98c,
       2:98d and 2:118 of the Dutch Civil Code.

Article 13. Financial Assistance.

The Company may not give loans, give security, guarantee the price, or in any other way answer to or bind itself either severally or jointly for or on behalf of third parties, with a view to a subscription









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                                                                              13


for or an acquisition of Shares or depositary receipts thereof by others. This prohibition shall not apply if the Shares or depositary receipts thereof are subscribed for or acquired by or for employees of the Company or of a Group Company. The prohibition and exception provided for in this Article 13 shall also apply to Subsidiaries.

Article 14. Reduction of the Issued Capital.

14.1 The Shareholders' Body may, but only at the proposal of the Combined Board, resolve to reduce the Company's issued capital:

       a.  by cancellation of Shares; or

       b. by reducing the nominal value of Shares by amendment of the Articles of Association,

       provided that the issued capital or the paid-up part of it will not drop below the amount prescribed by Section 2:67 of the Dutch Civil Code. The Shares in respect of which such resolution is passed must be designated therein and provisions for the implementation of such resolution must be made therein.

14.2 A resolution to cancel may only relate to Shares held by the Company itself or for which it holds the depositary receipts.

14.3 A reduction of the nominal value of Shares without repayment must be effected in proportion to all Shares of the same class. This principle may be deviated from with the consent of all Shareholders concerned.

14.4 A partial repayment on Shares shall be possible only on the implementation of a resolution to reduce the nominal value of such Shares. Such repayment must be effected in proportion to all Shares. This principle may be deviated from with the consent of all Shareholders concerned.

14.5 A resolution of the Shareholders' Body to reduce the Company's issued capital requires a prior or simultaneous resolution of approval by each group of Shareholders of the same class whose rights are prejudiced.









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                                                                              14


14.6 For a resolution of the Shareholders' Body to reduce the Company's issued capital, a majority of at least two-thirds of the votes cast shall be required if less than one-half of the Company's issued capital is represented at the meeting. This provision shall apply by analogy to a resolution of approval as referred to in Article 14.5 hereof.

14.7 The notice convening a General Meeting of Shareholders at which a resolution referred to in this Article 14 will be passed shall state the object of the reduction of capital and the manner of implementation. The persons giving notice of such meeting must simultaneously deposit at the office of the Company and in Amsterdam at a place to be determined in the notice, a copy of such proposal, containing the complete text of the proposed reduction of capital for the inspection of each Shareholder until the end of the meeting. Each Shareholder as well as each usufructuary and each pledgee of Shares to whom the voting rights accrue may obtain a copy of this proposal free of charge.

14.8 A reduction of the issued capital of the Company shall furthermore be subject to the provisions of Sections 2:99 and 2:100 of the Dutch Civil Code.

Article 15. Shares Belonging to a Community of Property.

When a Share belongs to a community of property, the Company shall allow only one person, designated by the persons concerned, to exercise the rights attributable to such Share.

CHAPTER VI. TRANSFER OF REGISTERED SHARES; USUFRUCT IN SHARES AND PLEDGING OF SHARES; DEPOSITARY RECEIPTS FOR SHARES.

Article 16. Transfer of Registered Shares.

16.1 The transfer of a registered Share shall require an instrument intended for such purpose and, save when the Company itself is a party to such legal act, the written acknowledgement by the Company of the transfer. The acknowledgement shall be made in the instrument or by a dated statement of acknowledgement on the instrument or on a copy or extract thereof signed as a true copy by a civil law notary or the









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                                                                              15



       transferor. Official service of such instrument or such copy or extract on the Company shall be considered to have the same effect as an acknowledgement.

16.2 The provisions of Article 16.1 hereof also apply to the transfer of a registered Share in the event of an execution as well as to the transfer of a registered Share in consequence of the partition of a community of property.

Article 17. Usufruct in Shares and Pledging of Shares; Depositary Receipts for Shares.

17.1 The provisions of Article 16.1 of these Articles of Association shall apply by analogy to the creation or transfer of a usufruct and to the pledging of registered Shares. Registered Shares may also be pledged without acknowledgement by or service on the Company. In such case,
       Section 3:239 of the Dutch Civil Code shall apply by analogy, substituting acknowledgement by or service on the Company for the notification referred to in subsection 3 of said statutory provision.

17.2 The Shareholder shall be entitled to exercise the voting rights attributable to Shares in which a usufruct has been created or which have been pledged. However, the voting rights shall accrue to the usufructuary or pledgee if this has been stipulated at the creation of the usufruct or pledge. The Shareholder who has no voting rights and the usufructuary or pledgee who does have the voting rights shall have the rights which the law confers upon holders of depositary receipts issued for Shares with the Company's co-operation. The rights referred to in the foregoing sentence shall not accrue to the usufructuary or pledgee of Shares who has no voting rights.

17.3 The usufructuary shall have the rights inherent in the Share relating to the acquisition of Shares, it being understood that he shall have to compensate the Shareholder for the value of these rights insofar as the usufructuary is not entitled thereto by virtue of his right of usufruct.

17.4 The Company may cooperate in the issuance of depositary receipts for ordinary Shares, but shall not cooperate in the









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                                                                              16



       issuance of depositary receipts for class R Shares. Holders of depositary receipts issued for ordinary Shares with the Company's cooperation, shall have the rights conferred to them by law, also to the extent such rights are not expressly referred to in these Articles of Association.

CHAPTER VII. THE EXECUTIVE BOARD.

Article 18. Executive Board Members.


18.1 The Executive Board shall consist of at most five members. The number of Executive Board members shall be determined by the Combined Board with due observance of this maximum.

18.2 Executive Board members shall be appointed by the Shareholders' Body. For each seat on the Executive Board to be filled, the Combined Board shall make one or more proposals. A resolution of the Shareholders' Body to appoint an Executive Board member other than in accordance with a proposal of the Combined Board shall require a majority of at least two-thirds of the votes cast if less than one-half of the Company's issued capital is represented at the meeting. At a General Meeting of Shareholders, votes can only be taken on candidates whose names are stated for that purpose in the agenda of the meeting. At the same time notice of the meeting is given, the particulars referred to in Article
       18.3 hereof shall be deposited at the Company's office for inspection by Shareholders as well as usufructuaries and pledgees of Shares to whom the voting rights accrue, until the end of the meeting, and this shall be stated in the notice.

18.3 When a proposal or recommendation for appointment of a person as an Executive Board member is made, the following particulars shall be stated: his age and the position he holds or has held, insofar as these are relevant for the performance of the duties of an Executive Board member. The proposal or recommendation must state the reasons on which it is based.

18.4 Each member of the Executive Board may be suspended or dismissed at any time by the Shareholders' Body.









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                                                                              17


18.5 Each member of the Executive Board can, at any time, be suspended by the Supervisory Board. Such suspension may be discontinued by the Shareholders' Body at any time.

18.6 Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If at the end of that period no decision has been taken on termination of the suspension, or on dismissal, the suspension shall end.

18.7 An Executive Board member shall retire not later than on the day on which the first General Meeting of Shareholders is held following the lapse of three years since his appointment. The Executive Board members shall retire periodically in accordance with a rotation plan to be drawn up by the Combined Board.

18.8 The Supervisory Board shall establish the remuneration and further conditions of employment for each Executive Board member.

Article 19. Duties, Chairperson, Secretary, Allocation of Duties and Decision-making Process.

19.1 The Executive Board shall be entrusted with the management of the Company.

19.2 The Combined Board shall appoint one of the Executive Board members as chairperson of the Executive Board and one or more other Executive Board members as deputy chairpersons.

19.3 The Company Secretary shall as such also act as the secretary of the Executive Board.

19.4 The Combined Board may establish rules regarding the decision-making process and working methods of the Executive Board in addition to the relevant provisions of these Articles of Association. In this context, the Combined Board may also determine the duties for which each Executive Board member in particular shall be responsible. Such rules and allocation of duties, if established by the Combined Board, must be put in writing.

19.5 Executive Board resolutions may at all times be adopted in a manner other than at a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Executive Board members then in office and none of them objects to the relevant manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all Executive Board members then in office.

19.6 A resolution of the Executive Board may at all times be evidenced by a written statement to that effect by the president of the Executive Board or by the Company Secretary.

Article 20. Approval of Executive Board Resolutions.

20.1 The Combined Board may require Executive Board resolutions to be subject to its approval or to the approval of the Supervisory Board. The Executive Board shall be notified in writing of such resolutions, which shall be clearly specified.

20.2 The absence of approval by the Combined Board or by the Supervisory Board, respectively, of a resolution as referred to in Article 20.1 hereof shall not affect the authority of the Executive Board or its members to represent the Company.

Article 21. Representation; Conflicts of Interest.

21.1 The Executive Board shall be authorized to represent the Company. Each member of the Executive Board shall also be authorized to represent the Company.

21.2 In the event of a conflict of interest between the Company and an Executive Board member, the Supervisory Board shall designate an Executive Board member or a Supervisory Board member to represent the Company. The Shareholders' Body shall be competent at all times to designate one or more other persons for this purpose.

Article 22. Vacancy or Inability to Act.

22.1 If a seat is vacant on the Executive Board ('ontstentenis') or an Executive Board member is unable to perform his duties ('belet'), the remaining member or members of the Executive Board shall be temporarily entrusted with the management of the Company.









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                                                                              19


22.2 If all seats in the Executive Board are vacant or all Executive Board members are unable to perform their duties, the management of the Company shall be temporarily entrusted to the Supervisory Board, with the authority to temporarily entrust the management of the Company to one or more Supervisory Board members and/or one or more other persons.

Article 23. The Company Secretary.

23.1 The Company shall have a secretary, to be referred to as the Company Secretary. The Company Secretary shall not be a member of the Executive Board or of the Supervisory Board. The Company Secretary shall be appointed by resolution of the Combined Board. A resolution to appoint a person as Company Secretary can only be adopted if both the majority of the Executive Board members then in office and the majority of the Supervisory Board members then in office express their support for such resolution.

23.2 The Company Secretary may be dismissed at any time by resolution of the Combined Board. The Company Secretary may also be dismissed by resolution of the Supervisory Board or by resolution of the Executive Board.

23.3 The Company Secretary shall have the duties and powers expressly conferred upon him by these Articles of Association. In addition, the duties and powers of the Company Secretary shall be determined by the Combined Board.

23.4 If the Company Secretary is absent, his duties and powers shall be assumed by his deputy, to be designated by the Combined Board.

CHAPTER VIII. THE SUPERVISORY BOARD.

Article 24. Supervisory Board Members.

24.1 The Company shall have a Supervisory Board, consisting of at least six and at most eight persons. The number of Supervisory Board members shall be determined by the Combined Board, with due observance of this minimum and this maximum.

24.2 If fewer than six Supervisory Board members are in office, the Supervisory Board shall remain competent, but the Combined









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                                                                              20


       Board shall proceed to supplement the number of members of the Supervisory Board as soon as reasonably possible.

24.3 Supervisory Board members shall be appointed by the Shareholders' Body. A resolution of the Shareholders' Body to appoint a Supervisory Board member other than in accordance with a proposal of the Combined Board shall require a majority of at least two-thirds of the votes cast if less than one-half of the Company's issued capital is represented at the meeting. At a General Meeting of Shareholders, votes can only be taken on candidates whose names are stated for that purpose in the agenda of the meeting. At the same time notice of the meeting is given, the particulars referred to in Article 24.5 hereof shall be deposited at the Company's office for inspection by Shareholders as well as usufructuaries and pledgees of Shares to whom the voting rights accrue, until the end of the meeting, and this shall be stated in the notice.

24.4 Persons aged seventy-two years or more may not be appointed as a Supervisory Board member.

24.5 When a proposal or recommendation for appointment of a person as a Supervisory Board member is made, the following particulars shall be stated: his age, his profession, the number of Shares he holds and the positions he holds or has held, insofar as these are relevant for the performance of the duties of a Supervisory Board member. Furthermore, the names of the legal entities of which he is already a supervisory board member shall be indicated; if those include legal entities which belong to the same group, a reference of that group will be sufficient. The proposal or recommendation must state the reasons on which it is based.

24.6 Each Supervisory Board member may be suspended or dismissed by the Shareholders' Body at any time.

24.7 Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If at the end of that period no decision has been taken on termination of the suspension, or on dismissal, the suspension shall cease.









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                                                                              21



24.8 A Supervisory Board member shall retire not later than on the day on which the first General Meeting of Shareholders is held following the lapse of three years since his appointment. The Supervisory Board members shall retire periodically in accordance with a rotation plan to be drawn up by the Combined Board. A Supervisory Board member retiring pursuant to this Article 24.8 may be re-appointed as long as he has not reached the age limit.

24.9 A Supervisory Board member shall retire not later than on the day on which the annual General Meeting of Shareholders is held in the financial year in which he reaches the age of seventy-two.

24.10 The Combined Board shall establish the remuneration for each Supervisory Board member.

Article 25. Duties and Powers.

25.1 It shall be the duty of the Supervisory Board to supervise the management of the Executive Board and the general course of affairs in the Company and the business connected with it. The Supervisory Board shall assist the Executive Board by giving advice. In performing their duties the Supervisory Board members shall act in accordance with the interests of the Company and the business connected with it.

25.2 The Executive Board shall supply the Supervisory Board in due time with the information required for the performance of its duties.

25.3 The Supervisory Board may request assistance from experts. The costs of such assistance shall be for the account of the Company.

25.4 The Supervisory Board may decide that one or more of its members and/or experts shall have access to the office and the other buildings and premises of the Company and that such persons shall be authorized to inspect the books and records of the Company.

25.5 The Supervisory Board may establish rules regarding its decision-making process and working methods, in addition to the relevant provisions of these Articles of Association.

Article 26. Chairperson and Secretary.

26.1 The Supervisory Board shall appoint one of the Supervisory Board members as chairperson of the Supervisory Board. Furthermore, the Supervisory Board may appoint one or more deputy chairpersons from among its midst.

26.2 The Company Secretary shall as such also act as the secretary of the Supervisory Board.

Article 27. Meetings.

27.1 The Supervisory Board shall meet together with the Executive Board unless the Supervisory Board wishes to meet without the members of the Executive Board being present.

27.2 The Supervisory Board shall meet whenever its chairperson, two or more other Supervisory Board members or two or more Executive Board members deem such to be necessary.

27.3 A Supervisory Board member may be represented at a meeting by another Supervisory Board member authorized in writing.

27.4 The meetings of the Supervisory Board shall be presided over by the chairperson or a deputy chairperson of the Supervisory Board. In their absence, the chairperson of the meeting shall be appointed by a majority of the votes cast by the Supervisory Board members present at the meeting.

27.5 Minutes of the meeting shall be kept by the Company Secretary. In his absence, the chairperson of the meeting shall appoint another secretary of the meeting.

27.6 The minutes shall be adopted by the Supervisory Board, in the same meeting or the next. Evidencing their adoption, the minutes shall be signed by the chairperson and the secretary of the meeting in which the minutes are adopted.

Article 28. Decision-making Process.

28.1 When making Supervisory Board resolutions, each Supervisory Board member may cast one vote.

28.2 All resolutions of the Supervisory Board shall be adopted by a majority of the votes cast.

28.3 At a meeting, the Supervisory Board may only pass valid resolutions if the majority of the Supervisory Board members then in office are present or represented.

28.4 Supervisory Board resolutions may also be adopted in a manner other than at a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Supervisory Board members then in office and none object to the relevant manner of adopting resolutions.

       Adoption of resolutions in writing shall be effected by written statements from all Supervisory Board members then in office.

28.5 A resolution of the Supervisory Board may at all times be evidenced by a written statement to that effect by the chairperson of the Supervisory Board or by the Company Secretary.

CHAPTER IX. THE COMBINED BOARD.

Article 29. Members of the Combined Board.

29.1 The Company shall have a Combined Board, consisting of all Supervisory Board members in office and all Executive Board members in office.

29.2 The chairperson and the deputy chairpersons of the Supervisory Board shall as such also act as chairperson and deputy chairpersons, respectively, of the Combined Board.

29.3 The Company Secretary shall as such also act as the secretary of the Combined Board.

Article 30. Duties and Powers.

30.1 The Combined Board shall have the duties and powers conferred upon it by or pursuant to these Articles of Association as well as the duties and powers conferred upon it by or pursuant to the Governing Agreement referred to in Article 3 of these Articles of Association.

30.2 The Combined Board may establish rules regarding its decision-making process and working methods, in addition to the relevant provisions of these Articles of Association.

Article 31. Meetings.

31.1 The Combined Board shall meet whenever its chairperson or two or more other members of the Combined Board deem such to be necessary. A meeting of the Supervisory Board together with the Executive Board shall also count as a meeting of the Combined Board.

31.2 In a meeting of the Combined Board a Supervisory Board member may be represented by another Supervisory Board member authorized in writing and an Executive Board member may be represented by another Executive Board member authorized in writing.

31.3 The meetings of the Combined Board shall be presided over by the chairperson or a deputy chairperson of the Combined Board. In their absence, the chairperson of the meeting shall be appointed by a majority of the votes cast by the Supervisory Board members present at the meeting.

31.4 Minutes of the meeting shall be kept by the Company Secretary. In his absence, the chairperson of the meeting shall appoint another secretary of the meeting.

31.5 The minutes shall be adopted by the Combined Board, in the same meeting or the next. Evidencing their adoption, the minutes shall be signed by the chairperson and the secretary of the meeting in which the minutes are adopted.

Article 32. Decision-making Process.

32.1 When making Combined Board resolutions, each Combined Board member may cast one vote. However, if the number of Executive Board members in office exceeds the number of Supervisory Board members in office, each Executive Board member shall have a number of votes equal to the number of Supervisory Board members, and vice versa.

32.2 All resolutions of the Combined Board shall be adopted by a majority of the votes cast, without prejudice to the provisions of Article 23.1 of these Articles of Association. If there is a tie, the issue shall be decided by the chairperson of the Combined Board.

32.3 At a meeting, the Combined Board may only pass valid resolutions if the majority of the Supervisory Board members then in office are present or represented.

32.4 Combined Board resolutions may also be adopted in a manner other than at a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Combined Board members then in office and none of them objects to the relevant manner of adopting resolutions.

       Adoption of resolutions in writing shall be effected by written statements from all Combined Board members then in office.

32.5 A resolution of the Combined Board may at all times be evidenced by a written statement to that effect by the chairperson of the Combined Board or by the Company Secretary.

CHAPTER X. FINANCIAL YEAR AND ANNUAL ACCOUNTS; PROFITS AND DISTRIBUTIONS.

Article 33. Financial Year and Annual Accounts.

33.1   The Company's financial year shall be the calendar year.

33.2 Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the Shareholders' Body by not more than six months, the Executive Board shall prepare annual accounts, and shall deposit the same for inspection by the Shareholders at the Company's office. Within the same period, the Executive Board shall also deposit the annual report for inspection by the Shareholders.

33.3 The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

33.4 The annual accounts shall be signed by the Executive Board members and the Supervisory Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

33.5 Annually, the Supervisory Board shall prepare a report, which shall be enclosed with the annual accounts and the annual report.

33.6 Annually, the Company shall appoint a registered accountant or an organization in which registered accountants work together (hereafter in this Article 33: an "Accountant") to examine the annual accounts. The Shareholders' Body shall be authorized to make such appointment. If the Shareholders' Body fails to make such appointment, the Supervisory Board shall be competent to make the appointment or, if the Supervisory Board fails to make the appointment, the Executive Board. The appointment of an Accountant shall not be restricted by any nomination; the appointment can at any time be withdrawn by the Shareholders' Body or by those who have made the appointment; in addition, an appointment made by the Executive Board may be withdrawn by the Supervisory Board.

33.7 The Accountant shall report on his examination to the Supervisory Board and the Executive Board.

33.8   The Accountant shall issue a statement on the outcome of his examination.

33.9 The Company shall ensure that the annual accounts, the annual report, the report of the Supervisory Board and the information to be added by virtue of the law are kept at its office as from the day on which notice of the annual General Meeting of Shareholders is given. Shareholders as well as usufructuaries and pledgees of Shares to whom the voting rights accrue may inspect the documents at that place and obtain a copy free of charge.

33.10 The annual accounts, the annual report and the information to be added by virtue of the law shall furthermore be subject to the provisions of Book 2, Title 9, of the Dutch Civil Code.

Article 34. Adoption of the Annual Accounts and Discharge.

34.1 The Shareholders' Body shall adopt the annual accounts. The annual accounts cannot be adopted if the Shareholders' Body has been unable to take cognizance of the accountant's statement referred to in Article 33.8 of these Articles of Association.

34.2 At the General Meeting of Shareholders at which it is resolved to adopt the annual accounts, it shall be separately proposed to discharge the Executive Board members and the Supervisory Board members for the management pursued and the supervision thereof, respectively, insofar as such management is reflected in the annual accounts and/or the annual report.

Article 35. Publication of the Annual Accounts; Half Yearly and Quarterly
Figures.

35.1 The Company shall publish the annual accounts. Publication must take place within eight days after the adoption, subject to the provisions of
       Section 2:394, subsections 2 and 3, of the Dutch Civil Code. Publication shall take place by deposit of a copy entirely in the Dutch language at the office of the Commercial Register, with a note thereon of the date of adoption.

35.2 A copy of the annual report in the Dutch language and of the other documents referred to in Section 2:392 of the Dutch Civil Code, shall be published simultaneously with the annual accounts and in the same manner.

       With the exception of the information referred to in said Section 2:392, subsection 1 under a., c., f. and g., the foregoing shall not apply if the documents are made available for public inspection at the Company's office, and if a full or partial copy thereof is supplied at not more than the cost price; the Company shall state this for entry in the Commercial Register.

35.3 The Company shall publish its half yearly figures as soon as they are available to the extent required by law and, for as long as Shares or depositary receipts thereof are quoted on the AEX Stock Exchange or another stock exchange, to the extent the Stock Exchange Regulations of Amsterdam Exchanges N.V. or applicable regulations of such other stock exchange or exchanges respectively, shall require.

Article 36. Profits, Distributions and Losses.

36.1 Each year, the Combined Board shall determine which part of the profits shown in the adopted profit and loss account shall be reserved.

36.2   The profits remaining after allocation to reserves pursuant to Article
       36.1 hereof shall be paid on the ordinary Shares and the class R Shares in proportion to the nominal value of each Share. In contravention of the provision of the preceding sentence, the Combined Board may resolve that the dividend to be paid on each class R Share shall be lower than the dividend to be paid on each ordinary Share, resolving at the same time what amount of dividend shall be paid on each ordinary Share and each class R Share, respectively, subject to the proviso that the dividend to be paid out of the annual profits on each class R Share shall, in that case, not be less than one per cent (1%) of the nominal value of each class R Share.

36.3 Distributions may be made only insofar as the Company's equity exceeds the amount of the paid in and called up part of the issued capital, increased by the reserves which must be kept by virtue of the law.

36.4 If a loss has been suffered during any one year, the Combined Board may resolve to offset such loss by writing it off against a reserve which the Company is not required to keep by virtue of the law.

36.5 Dividends shall be paid after adoption of the annual accounts showing that payment of dividends is permitted.

36.6 The Combined Board may, applying the provisions of Article 36.2 hereof, resolve to make an interim distribution, provided the requirement of
       Article 36.3 hereof has been complied with, as shown by interim accounts. Such interim accounts shall show the financial position of the Company not earlier than on the first day of the third month before the month in which the resolution to make the interim distribution is announced. They shall be prepared in accordance with generally accepted accounting principles. The interim accounts shall include the amounts which must be reserved by virtue of the law. They shall be signed by the members of the Executive Board. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given. The interim accounts shall be deposited in the office of the Commercial Register within eight days after the day on which the resolution to make the interim distribution has been announced.

36.7 At the proposal of the Combined Board, the Shareholders' Body may resolve to make a distribution on Shares wholly or partly not in cash but in Shares.

36.8 The Combined Board may, applying the provisions of Article 36.2 hereof by analogy, resolve that distributions to holders of Shares shall be made out of one or more reserves, provided that the amount to be paid on each class R Share shall, in that case, not be less than one per cent (1%) of the nominal value of each class R Share. The provision of Article 36.7 hereof shall apply by analogy.

36.9 The date on which dividends and other distributions become payable shall be announced in accordance with Article 46 of these Articles of Association.

36.10 For all dividends and other distributions relating to a Share for which a CF-certificate has been issued, the Company shall be discharged from all obligations towards the person entitled thereto by placing those dividends or other distributions at the disposal of, or at the instruction of, the independent organisation referred to in Article 5.6 of these Articles of Association.

36.11 A claim of a Shareholder for payment of a distribution shall be barred after five years have elapsed.

CHAPTER XI. THE SHAREHOLDERS' BODY.

Article 37. Annual General Meeting of Shareholders.

37.1 Each year, though not later than in the month of June, a General Meeting of Shareholders shall be held.

37.2 The agenda of such meeting shall contain, inter alia, the following subjects for discussion:

       a.  discussion of the annual report;

       b.  discussion and adoption of the annual accounts;

       c. discharge of the Executive Board members and of the Supervisory Board members;

       d.  appointment of an accountant;

       e. other subjects presented for discussion by the Supervisory Board, the Executive Board or the Combined Board and announced with due observance of the provisions of these Articles of Association, as for instance with respect to the designation of a body of the Company competent to issue Shares and with respect to the authority of the Executive Board to make the Company acquire own Shares or depositary receipts thereof.

37.3 Requests to add subjects to the agenda of the annual General Meeting of Shareholders made by Shareholders shall be honoured, if (i) such requests are lodged in writing at the Company's office not later than in the month of February preceding the meeting concerned and (ii) the applicant or applicants provide evidence, satisfactory to the Executive Board, to represent, severally or jointly, at least one percent of the Company's issued capital at the time the request is made, unless in the opinion of the Supervisory Board and the Executive Board weighty Company interests would prevent this.

Article 38. Other General Meetings of Shareholders.

Other General Meetings of Shareholders shall be held whenever the Supervisory Board, the Executive Board, or the Combined Board deems such to be necessary, without prejudice to the provisions of Sections 2:108a, 2:110, 2:111 and 2:112 of the Dutch Civil Code.

Article 39. Notice and Agenda of Meetings.

39.1 Notice of General Meetings of Shareholders shall be given by the Supervisory Board, the Executive Board or the Combined Board.

39.2 Notice of the meeting shall be given not later than on the fifteenth day prior to the day of the meeting.

39.3 The notice shall specify the subjects to be discussed or shall state that the Shareholders may have access to more information at the Company's office, without prejudice to the provisions of Article 14.7 and Article
       47.6 of these Articles of Association. The agenda shall be made available to Shareholders free of charge at the Company's office and in Amsterdam at the place to be stated in the notice. The term "Shareholders" in this
       Article 39.3 shall include usufructuaries and pledgees of Shares to whom the voting rights accrue.

39.4 The notice shall state the requirements for admittance to the meeting as described in Articles 43.1 and 43.2 of these Articles of Association.

39.5 The notice shall be given in the manner stated in Article 46 of these Articles of Association.

Article 40. Venue of Meetings.

General Meetings of Shareholders shall be held in Amsterdam or Rotterdam.

Article 41. Chairperson of the Meeting.

41.1 The General Meetings of Shareholders shall be presided over by the chairperson of the Supervisory Board or, if he is absent, by one of the deputy chairpersons of the Supervisory Board, or, if the latter are also absent, by another member of the Supervisory Board, appointed for that purpose by the Supervisory Board members present at the meeting. However, the Supervisory Board may also appoint another chairperson to preside over the meeting.

41.2   If the chairmanship of the meeting is not provided for in accordance with
       Article 41.1 hereof, the meeting shall itself elect a chairperson, with the proviso that so long as such election has not taken place, the chairmanship shall be held by a member of the Executive Board designated for that purpose by the members of the Executive Board present at the meeting.

Article 42. Minutes.

42.1 Minutes shall be kept of the proceedings at the General Meeting of Shareholders by a secretary to be appointed by the chairperson, which minutes shall be adopted by the chairperson and the secretary and as evidence thereof shall be signed by them.

42.2 However, the chairperson may determine that notarial minutes shall be prepared of the proceedings of the meeting. In that case the co-signature of the chairperson shall be sufficient.

Article 43. Rights at Meetings and Admittance.

43.1 Each Shareholder entitled to vote and each usufructuary or pledgee of Shares to whom the voting rights accrue shall be entitled to attend the General Meetings of Shareholders, to address such meetings and to exercise his voting rights. Where it concerns registered Shares, the Executive Board must be notified in writing of the intention to attend the meeting. Such notice must be received by the Executive Board not later than on the date mentioned in the notice of the meeting. The right to attend General Meetings of Shareholders and voting rights attributable to a registered Share can only be exercised, if such Share is recorded in the Company's register of Shareholders in the name of the Shareholder concerned, both on the date of the aforementioned notice and on the date of the meeting. Where it concerns bearer Shares the share certificates must be lodged not later than on the date mentioned in the notice of the meeting, at the place mentioned therein.

43.2 The right to take part in the meeting in accordance with Article 43.1 hereof may be exercised by a proxy authorized in writing, provided that the power of attorney has been received by the Executive Board not later than on the date mentioned in the notice of the meeting.

43.3   The date mentioned in the notice of the meeting, referred to in Articles
       43.1 and 43.2 hereof, cannot be earlier than the seventh day prior to the date of the meeting.

43.4 If the voting rights attributable to a Share accrue to the usufructuary or pledgee, instead of to the Shareholder, the Shareholder shall also be authorized to attend the General Meetings of Shareholders and to address such meetings, provided that, where it concerns registered Shares, the Executive Board has been notified of the intention to attend the meeting in accordance with Article 43.1 hereof, and, where it concerns bearer Shares, the lodging as prescribed by Article 43.1 hereof has taken place.
       Article 43.2 hereof shall apply by analogy.

43.5 The foregoing provisions of this Article 43 with respect to the exercise of rights at meetings by holders of bearer Shares and holders of registered Shares, and their proxies, shall, to the extent possible, apply by analogy to holders of bearer depositary receipts or registered depositary receipts, respectively, issued for ordinary Shares with the Company's cooperation, and their proxies.

43.6 Each ordinary Share confers the right to cast one vote; each class R Share confers the right to cast ten votes. Holders of depositary receipts issued for ordinary Shares with the Company's co-operation, or their proxies, have no voting rights.

43.7 Each person entitled to vote or his proxy must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

43.8 The members of the Supervisory Board and the members of the Executive Board shall, as such, have the right to give advice in the General Meetings of Shareholders.

43.9 The chairperson of the meeting shall decide whether persons other than those mentioned above in this Article 43 shall be admitted.

Article 44. Adoption of Resolutions.

44.1 Valid resolutions of the Shareholders' Body can only be adopted at a General Meeting of Shareholders for which notice is given and which is held in accordance with the









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       relevant provisions of the law and of these Articles of Association.

44.2 Unless the law or these Articles of Association provide for a greater majority, all resolutions of the Shareholders' Body shall be adopted by an absolute majority of the votes cast.

44.3 If a majority of the votes cast is not obtained in an election of persons, a second free vote shall be taken. If a majority is not obtained again, further votes shall be taken until either one person obtains a majority of the votes cast or the election is between two persons only, both of whom receive an equal number of votes. In the event of such further elections (not including the second free vote), each election shall be between the candidates in the preceding election, with the exclusion of the person who received the smallest number of votes in such preceding election. If in the preceding election more than one person have received the smallest number of votes, it shall be decided which candidate should not participate in the new election by randomly choosing a name. If votes are equal in an election between two persons, it shall be decided who is elected by randomly choosing a name.

44.4 If the votes are equal with regard to resolutions not concerning an election of persons, the proposal shall be deemed to have been rejected.

44.5 All voting shall take place orally. The chairperson is, however, entitled to decide that votes be cast by a secret ballot. If it concerns the holding of a vote on persons, anyone present at the meeting with voting rights may demand a vote by secret ballot. Votes by secret ballot shall be cast by means of secret, unsigned ballot papers. Blank and invalid votes shall not be counted as votes. Resolutions may be adopted by acclamation if none of the persons with voting rights present at the meeting objects.

44.6 When determining how many votes are cast, how many Shareholders are present or represented or which part of the









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       Company's issued capital is represented, no account shall be taken of
       Shares for which no vote can be cast.

44.7 The chairperson's decision at the meeting on the result of a vote shall be final and conclusive. The same shall apply to the contents of an adopted resolution if a vote is taken on an unwritten proposal. However, if the correctness of such decision is challenged immediately after it is pronounced, a new vote shall be taken if either the majority of the persons with voting rights present at the meeting or, where the original vote was not taken by roll call or in writing, any person with voting rights present at the meeting, so demands. The legal consequences of the original vote shall be made null and void by the new vote.

Article 45. Meetings of Holders of Shares of a Specific Class.

45.1 Meetings of holders of ordinary Shares shall be convened by the Executive Board, the Supervisory Board or the Combined Board. Articles 38 through 44 of these Articles of Association shall apply to such meetings by analogy.

45.2 Meetings of holders of class R Shares shall be convened by the Executive Board, the Supervisory Board, the Combined Board or by a holder of one or more class R Shares. Articles 45.3 through 45.10 hereof shall apply to such meetings.

45.3 Notice of a meeting of holders of class R Shares shall be given not later than on the fifth day prior to the day of the meeting. In urgent cases, such to be determined by the persons convening the meeting, this term can be reduced to the second day prior to the day of the meeting.

45.4 The notice shall be given in writing and shall be mailed to the addresses of the holders of class R Shares as well as of the usufructuaries and pledgees of class R Shares to whom the voting rights accrue as recorded in the register. The notice shall specify the venue of the meeting and the subjects to be discussed.

45.5   Each class R Share confers the right to cast one vote.









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                                                                              36


45.6 Each holder of one or more class R Shares, as well as each usufructuary and each pledgee of class R Shares to whom the voting rights accrue may, either in person or by proxy authorized in writing, attend the meetings of holders of class R Shares and address the meeting.

45.7 The meeting may be attended by the holders of class R Shares, or their proxies, as well as by the usufructuaries and pledgees of class R Shares to whom the voting rights accrue, or their proxies, the members of the Executive Board and the members of the Supervisory Board. The chairperson shall decide whether persons other than the aforementioned shall be admitted.

45.8 As long as all issued class R Shares are represented at a meeting, valid resolutions can be adopted on all subjects coming up for discussion, provided they are adopted unanimously, even if the requirements for the convening and holding of meetings have not been observed.

45.9 The resolutions of the meeting of the holders of class R Shares may, unless there are usufructuaries and pledgees of class R Shares to whom the voting rights accrue, also be adopted in writing instead of at a meeting provided they are adopted by the unanimous vote of all holders of class R Shares entitled to vote.

45.10 Articles 41, 42, 43,7, 43.8 and 44 of these Articles of Association shall apply by analogy to the meetings of holders of class R Shares.

Article 46. Notices and Announcements.

All notices of General Meetings of Shareholders and all announcements to Shareholders and to usufructuaries and pledgees of Shares to whom the voting rights accrue, shall be made by advertisement in one or more nationally distributed daily newspapers and in the Official Price List of Amsterdam Exchanges N.V.

Article 47. Amendment of Articles of Association and Dissolution.









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                                                                              37


47.1 A resolution to alter Articles 4.4, 18, 20, 24, 34, 36 and 47 of these Articles of Association or to dissolve the Company can be adopted only at the proposal of the Combined Board.

47.2 A resolution to amend these Articles of Association shall require an absolute majority of the votes cast, provided such resolution is passed at the proposal of the Combined Board.

47.3 For the adoption of a resolution to amend these Articles of Association, a majority of two thirds of the votes cast is required if the resolution is not passed at the proposal of the Combined Board.

47.4 For the adoption of a resolution as referred to in Article 47.3 hereof it shall also be required that at least one-half of the Company's issued capital be represented at the meeting at which the proposal concerned is dealt with. If it turns out that the requirement mentioned in the previous full sentence has not been satisfied, no second meeting shall be convened in which that requirement is not applicable.

47.5 A resolution to dissolve the Company requires an absolute majority of the votes cast.

47.6 When a proposal is to be made to the General Meeting of Shareholders to alter the Articles of Association or to dissolve the Company, it must always be stated in the notice of the meeting. When it concerns an amendment of the Articles of Association, a copy of the proposal in which the proposed alteration is quoted in full, must at the same time be filed for inspection in the Company's office and in Amsterdam in the place to be stated in the notice, until the end of that meeting, and be made available, free of charge, to the Shareholders and to the usufructuaries and pledgees of Shares to whom the voting rights accrue.

Article 48. Liquidation.

48.1 If the Company is dissolved by a resolution of the Shareholders' Body, the members of the Executive Board shall be charged with the liquidation of the Company and the Supervisory Board









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                                                                              38


       with the supervision thereof, subject to the relevant provisions of Book 2 of the Dutch Civil Code.

48.2 During the liquidation the provisions of these Articles of Association shall remain in force to the extent possible.

48.3 Assets which remain after payment of the debts shall be transferred to the holders of ordinary Shares and the holders of class R Shares in proportion to the nominal value of their shareholdings.

Article 49. Transitory Provisions.

49.1 At the time this amendment of the Articles of Association takes effect, the nominal value of each ordinary share - until such time ten cents of a Dutch guilder (NLG 0.10) - shall be changed into six eurocents (EUR 0.06) and the nominal value of each class R Share - until such time one Dutch guilder (NLG 1) - shall be changed into sixty eurocents (EUR 0.60). As a result hereof, the Company's issued capital shall increase; the amount of this increase shall be charged to the Company's share premium reserve fiscally acknowledged.

49.2 Holders of K-certificates issued for bearer ordinary Shares may surrender such K-certificates at a place designated and published for that purpose by the Executive Board, against either issuance of CF-certificates or conversion into registered ordinary Shares, in both cases for an equal number of ordinary Shares as represented by the K-certificates surrendered. To the extent this Article 49.2 does not provide otherwise, the provisions of Article 6 of these Articles of Association shall apply by analogy to the extent possible. CF-certificates shall only be issued and conversion into registered ordinary Shares shall only be effected if the K-certificates surrendered are provided with all uncalled dividend coupons and talons. As from the first day of January two thousand, rights to dividends and other distributions as well as the right to attend General Meetings of Shareholders and voting rights attributable to bearer ordinary Shares represented by K-certificates can only be exercised if








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       the relevant K-certificates are first surrendered in accordance with the foregoing provisions of this Article 49.2.

Statement Of No Objections.

With respect to the foregoing amendment of the Articles of Association, a ministerial Statement of No Objections was granted on the fifteenth day of April nineteenhundred and ninety-nine, under number B.V. 208.889, which is evidenced by a written statement from the Dutch Ministry of Justice attached to this deed (Annex).

Close.

The person appearing is known to me, civil law notary.

This deed, drawn up to be kept in the civil law notary's custody, was executed in Amsterdam on the date first above written. Before reading out, a concise summary of the contents of this deed was given to the person appearing. He then declared that he had taken note of the contents thereof and did not want to have the complete deed read to him. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.